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MUTUAL NONDISCLOSURE, NONSOLICITATION AND EXCLUSIVITY AGREEMENT

    This Mutual Nondisclosure, Nonsolicitation and Exclusivity Agreement ("Agreement") is made August 31, 2000, by and between Best Buy Co., Inc. ("BBY") and Musicland Stores Corporation (the "Company").

    A.  BBY and the Company are mutually considering a possible business combination transaction involving the Company and BBY (the "Transaction");

    B.  During the negotiations relating to the Transaction, each party (the "Receiving Party") understands that the other party (the "Disclosing Party") has disclosed or may disclose information relating to the Disclosing Party's business (including, without limitation, computer programs, technical drawings, algorithms, names and expertise of employees and consultants, know-how, formulas, processes, ideas, inventions (whether patentable or not), schematics and other technical, business, financial, customer and product development plans, forecasts, strategies and information) (hereinafter "Evaluation Material" of the Disclosing Party) to each party and its directors, officers, employees, agents or advisors (including, without limitation, attorneys, accountants, consultants, bankers and financial advisors) (collectively, "Representatives" and, where applicable, the terms "Disclosing Party" and "Receiving Party" include such parties' Representatives); and

    C.  The parties wish to undertake negotiations relating to the Transaction and the exchange of Evaluation Material while maintaining the confidential nature of the pendency of such negotiations and the Evaluation Material both during and after such negotiations are concluded and as a condition to each party furnishing information to the other party, each party agrees to enter into this Agreement;

    NOW, THEREFORE, in consideration of the foregoing, and any access of the Receiving Party to Evaluation Material of the Disclosing Party, the parties hereby agree as follows:

    1.  Evaluation Material.  The term "Evaluation Material" also shall be deemed to include all notes, analyses, compilations, studies, interpretations or other documents prepared by each party or its Representatives which contain, reflect or are based upon, in whole or in part, the information furnished to such party or its Representatives pursuant hereto which is not available to the general public. The term "Evaluation Material" does not include information which (i) is or becomes generally available to the public other than as a result of a breach of this Agreement by the Receiving Party, (ii) was within the Receiving Party's possession prior to its being furnished to the Receiving Party by or on behalf of the Disclosing Party, provided that the source of such information was not known by the Receiving Party to be bound by a confidentiality agreement with or other contractual, legal or fiduciary obligation of confidentiality to the Disclosing Party or any other party with respect to such information, (iii) is or becomes available to the Receiving Party on a non-confidential basis from a source other than the Disclosing Party or any of its Representatives, provided that such source was not known by the Receiving Party to be bound by a confidentiality agreement with or other contractual, legal or fiduciary obligation of confidentiality to the Disclosing Party or any other party with respect to such information, or (iv) is independently developed by the Receiving Party without use of Evaluation Material.

    2.  Use of Evaluation Material.  Each party hereby agrees that it and its Representatives shall use the other's Evaluation Material solely for the purpose of evaluating a possible Transaction between the parties, and that the Disclosing Party's Evaluation Material will be kept confidential and each party and its Representatives will not disclose or use for purposes other than the evaluation of a Transaction any of the other's Evaluation Material in any manner whatsoever, provided, however, that (i) the Receiving Party may make any disclosure of such information to which the Disclosing Party gives its prior written consent and (ii) any of such information may be disclosed to the Receiving Party's Representatives who need to know such information for the sole purpose of evaluating a possible Transaction between the parties, who are provided with a copy of this Agreement and who are directed by the Receiving Party to treat such information as confidential and agrees to treat such Evaluation Material in accordance with the terms of this Agreement.

    3.  Securities Laws.  Each party acknowledges that it is aware, and will advise its Representatives who are informed as to the matters which are the subject of this Agreement, that the United States securities laws prohibit any person who has received from an issuer material, non-public information concerning the matters which are the subject of this Agreement from purchasing or selling securities of such issuer or from communicating such information to any other person under circumstances in which it is reasonably foreseeable that such person is likely to purchase or sell such securities.

    4.  Non-Disclosure.  In addition, each party agrees that, without the prior written consent of the other party, its Representatives will not disclose to any other person the fact that any Evaluation Material has been made available hereunder, that discussions or negotiations are taking place concerning a Transaction involving the parties or any of the terms, conditions or other facts with respect thereto (including the status thereof) provided, that a party may make such disclosure if in the written opinion of a party's outside legal counsel, such disclosure is necessary to avoid committing a violation of law. In such event, such party shall use its best efforts to give advance notice to the other party.

    5.  Required Disclosure.  In the event that a party or its Representatives are requested or required (by oral questions, interrogatories, requests for information or documents in legal proceedings, subpoena, civil investigative demand or other similar process) to disclose any of the other party's Evaluation Material or the fact that such Evaluation Material has been made available to such party or that discussions are taking place concerning a possible Transaction or any of the terms or conditions or other facts related thereto, the party requested or required to make the disclosure shall provide the other party with prompt notice of any such request or requirement so that the other party may seek a protective order or other appropriate remedy and/or waive compliance with the provisions of this Agreement. If, in the absence of a protective order or other remedy or the receipt of a waiver by such other party, the party requested or required to make the disclosures or any of its Representatives are nonetheless, in the opinion of counsel (which counsel shall be independent legal counsel selected by counsel to the party requested or required to make disclosure and reasonably acceptable to counsel to the other party if such disclosure is requested or required in connection with a matter in which the parties hereto are adverse or relates to information that is reasonably likely to be utilized in or relevant to a matter in which the parties hereto have or may reasonably be expected to have adverse interests), legally compelled to disclose the other party's Evaluation Material to any tribunal, the party requested or required to make the disclosure or its Representative may, without liability hereunder, disclose to such tribunal only that portion of the other party's Evaluation Material which such counsel advises is legally required to be disclosed, provided that the party requested or required to make the disclosure exercises its reasonable efforts to preserve the confidentiality of the other party's Evaluation Material, including, without limitation, by cooperating with the other party to obtain an appropriate protective order or other reliable assurance that confidential treatment will be accorded the other party's Evaluation Material by such tribunal.

    6.  Termination of Negotiations.  If either party decides that it does not wish to proceed with a Transaction with the other party, the party so deciding will promptly inform the other party of that decision by giving a written notice of termination of negotiations. In that case, or at any time upon the request of either Disclosing Party for any reason, each Receiving Party will promptly deliver to the Disclosing Party or destroy all written Evaluation Material (and all copies thereof and extracts therefrom) furnished to the Receiving Party or its Representatives by or on behalf of the Disclosing Party pursuant hereto and such destruction shall be certified in writing by an authorized officer supervising such destruction. In the event of such a decision or request, all other Evaluation Material prepared by the requesting party shall be destroyed, no copy thereof shall be retained and such destruction shall be certified in writing by an authorized officer supervising such destruction, and in no event shall either party be obligated to disclose or provide the Evaluation Material prepared by it or its Representatives to the other party. Notwithstanding the return or destruction of the Evaluation Material, upon any termination of negotiations, each party and its Representatives will continue to be bound by its obligations of confidentiality and all other obligations hereunder.

    7.  No Representation of Accuracy.  Each party understands and acknowledges that neither party nor any of its Representatives makes any representation or warranty, express or implied, as to the accuracy or completeness of the Evaluation Material made available by it or to it. Each party agrees that neither party nor any of its Representatives shall have any liability to the other party or to any of its Representatives relating to or resulting from the use of or reliance upon such other party's Evaluation Material or any errors therein or omissions therefrom. Only those representations or warranties which are made in a final definitive agreement regarding the Transaction, when, as and if executed, and subject to such limitations and restrictions as may be specified therein, will have any legal effect.

    8.  Definitive Agreements.  Each party understands and agrees that no contract or agreement providing for any Transaction involving the parties shall be deemed to exist between the parties unless and until a final definitive agreement has been executed and delivered. Each party also agrees that unless and until a final definitive agreement regarding a Transaction between the parties has been executed and delivered, neither party will be under any legal obligation of any kind whatsoever with respect to such a Transaction by virtue of this Agreement except for the matters specifically agreed to herein. For purposes of this paragraph, the term "definitive agreement" does not include an executed letter of intent, term sheet or any other preliminary written agreement.

    9.  Non-Solicitation.  BBY agrees that for a period of fifteen (15) months from the date hereof (the "Restricted Period"), without the prior written consent of the Company, neither its officers, any other employee of BBY authorized to recruit employees for BBY nor its directors will directly or indirectly solicit to employ any exempt (salaried) non-store employee of the Company who is employed at the level of director or above (each a "Restricted Employee"); provided, however, that in the absence of prior contact with a Restricted Employee during the Restricted Period, general recruitment advertising or communications to which such Restricted Employee responds shall not be considered a solicitation for purposes of this Section 9. In addition, BBY agrees that during the Restricted Period, BBY shall not employ any Restricted Employee BBY solicited for employment during the six (6) month period immediately preceding the date hereof.

    10.  Exclusive Dealing.  In order to cause BBY to be willing to spend the time and incur the expense necessary to conduct due diligence and undertake negotiations related to the Transaction, the Company agrees that it will not, and will not permit any director, officer, authorized employee, agent or other representative of the Company to, negotiate, solicit or encourage, or (subject to the fiduciary duties of the Company's Board of Directors), respond to any inquiries (other than a response that merely defers a substantive response until after the expiration of the Exclusivity Period, as defined below) or requests for non-public information relating to, any proposal for the combination of the Company with any other party or sale or other disposition of the Company or a substantial portion of its assets (whether by means of a negotiated sale of securities or assets, tender or exchange offer, merger or other business combination, recapitalization, restructuring or other transaction) (collectively referred to herein as a "Sale") with or from any other party from and after the date hereof through and including the earlier of (a) the date upon which BBY gives notice, in accordance with Section 6 of this Agreement, to the Company that it does not wish to proceed with a Transaction, or (b) October 6, 2000 (the "Exclusivity Period").

    In addition, the Company agrees that it will immediately cease from the date hereof through the end of the Exclusivity Period any existing negotiations with any party other than BBY or its affiliates in respect of a Sale. The Company will promptly notify Richard Zona if it receives, at any time during the Exclusivity Period, any offers, proposals, inquiries or requests for non-public information concerning a Sale. If Mr. Zona determines in his reasonable discretion that any such offer, proposal, inquiry or request for information is likely to result in an Other Offer (as defined below), then the Company shall immediately notify BBY of such offer, proposal, inquiry or request for information. For purposes of this Section 10, an "Other Offer" shall mean an unsolicited offer concerning a Sale received by the Company during the Exclusivity Period which, pursuant to its fiduciary obligations, the Board of Directors of the Company concludes, after receiving the advice of outside counsel and financial advisers, that it must consider and respond to prior to the expiration of the Exclusivity Period. The Company may consider and respond to an Other Offer prior to the expiration of the Exclusivity Period provided it (i) promptly advises BBY of the receipt of such Other Offer and the Board's conclusions with respect thereto, (ii) promptly advises BBY of the terms of such Other Offer, including the identity of the offeror, and (iii) considers at the same meeting at which such Other Offer is to be considered any amended offer submitted by BBY for consideration by the Company's Board of Directors. Nothing contained in this Section 10 shall prohibit the Company or its Board of Directors from taking and disclosing to its shareholders a position with respect to an Other Offer as contemplated by Rule 14e-2(a) promulgated under the Securities Exchange Act of 1934, as amended.

    In connection with any such Other Offer, the Company will only provide information to such third party if such third party has executed a confidentiality agreement in substantially the same form as the confidentiality provisions of this Agreement, and BBY is provided with copies of all information given to the other party which was not previously provided to BBY. The Company will not release any third party from, or waive any provisions of, any confidentiality or standstill agreement to which the Company is a party unless and until the parties hereto have terminated their negotiations pursuant to Section 6 above. In consideration of the Company's agreement hereto, BBY agrees to diligently pursue its due diligence review during the Exclusivity Period and agrees further to notify the Company within forty-eight (48) hours of any determination not to proceed with a transaction as contemplated by the parties.

    11.  Future Conduct of BBY.  BBY agrees that until the expiration of one (1) year from the date the Exclusivity Period expires, and except with the express written consent of the Company, neither BBY nor any of its directors or executive officers shall: (i) in any manner acquire, agree to acquire or make any proposal to acquire, directly or indirectly, more than 3% in the aggregate of any equity securities of the Company or any of its subsidiaries, (ii) propose to enter into, directly or indirectly, any merger or business combination involving the Company or any of its subsidiaries or to purchase, directly or indirectly, a material portion of the assets of the Company or any of its subsidiaries, (iii) make, or in any way participate in, directly or indirectly, any "solicitation of proxies" (as such term is used in the proxy rules of the Securities and Exchange Commission) to vote, or seek to advise or influence any person with respect to the voting of, any voting securities of the Company or any of its subsidiaries, (iv) form, join or in any way participate in a "group" (within the meaning of Section 13(d)(3) of the Securities Exchange Act of 1934, as amended) with respect to any voting securities of the Company or any of its subsidiaries, (v) otherwise act, alone or in concert with others, to seek to control or influence the management, Board of Directors or policies of the Company, (vi) disclose any intention, plan or arrangement inconsistent with the foregoing, or (vii) advise, assist or encourage any other person in connection with any of the foregoing.

    12.  Waiver.  It is understood and agreed that no failure or delay by either party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or future exercise thereof or the exercise of any other right, power or privilege hereunder.

    13.  Miscellaneous.  Each party agrees to be responsible for any breach of this Agreement by any of its Representatives. No failure or delay by either party or any of its Representatives in exercising any right, power or privileges under this Agreement shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise of any right, power, or privilege hereunder, and the non-breaching party shall be entitled to equitable relief, including injunction and specific performance, as a remedy for any such breach. Such remedies shall not be deemed to be the exclusive remedies for a breach of this Agreement but shall be in addition to all other remedies available at law or equity. In the event of litigation relating to this Agreement, if a court of competent jurisdiction determines that either party or any of its Representatives have breached this Agreement, then the breaching party shall be liable and pay to the non-breaching party the reasonable legal fees incurred in connection with such litigation, including an appeal therefrom. In case any provision of this Agreement shall be invalid, illegal or unenforceable, the validity, legality and enforceability, of the remaining provisions of the Agreement shall not in any way be affected or impaired thereby.

    14.  Governing Law.  This Agreement shall be governed by, and construed in accordance with, the internal laws of the State of Minnesota, without giving effect to the principles of conflicts of laws thereof. Venue for any action to enforce the provisions of this Agreement shall be properly laid in any state or federal court in the State of Minnesota.

    15.  Counterparts.  This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

MUSICLAND STORES CORPORATION
By:	/s/ JACK W. EUGSTER Jack W. Eugster Chairman, President and Chief Executive Officer
BEST BUY CO., INC.
By:	/s/ RICHARD M. SCHULZE Richard M. Schulze Chairman and Chief Executive Officer

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MUTUAL NONDISCLOSURE, NONSOLICITATION AND EXCLUSIVITY AGREEMENT